Filed Pursuant to Rule 424(b)(7)

Registration No. 333-149753

PROSPECTUS SUPPLEMENT DATED AUGUST 18, 2008

(To Prospectus Dated April 4, 2008)

NETWORK EQUIPMENT TECHNOLOGIES, INC.

$85,000,000 3.75% Convertible Senior Notes due 2014

and the Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement, together with the prospectus listed above, will be used by selling securityholders to resell the above referenced notes and the common stock issuable upon conversion of those notes. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

The securities offered in the prospectus involve a high degree of risk. You should carefully consider the “Risk Factors” beginning on page 3 of the prospectus in determining whether to purchase any securities hereunder.

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The table under the heading “Selling Securityholders” in the prospectus is hereby amended by adding to the table the securityholders identified below.  The table below sets forth the name of each additional selling securityholder, the principal amount of notes that each such selling securityholder may offer pursuant to the prospectus, and the number of shares of common stock into which the notes are convertible. Unless otherwise indicated below, none of the securityholders identified below beneficially owns shares of our common stock other than the shares of common stock into which the notes are convertible.  Unless set forth below, none of the securityholders identified below has had within the past three years any material relationship with us or any of our predecessors or affiliates.

The securityholders identified below and in the prospectus may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which they provided the information about their holdings.

Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered Hereby		Percentage of Notes Outstanding (*)	Shares of Common Stock Beneficially Owned and Offered Hereby (**)	Percentage of Shares of Common Stock Outstanding (***)
Linden Capital LP	$9,000,000	(1)	12.41%	660,320	2.25%

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(*)

Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using $72,535,000 principal amount of the notes outstanding as of the close of business on July 25, 2008.

(**)

Assumes conversion of all of the securityholder’s notes at a conversion rate of 73.3689 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment. As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the notes.

(***)

Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 29,387,000 shares of our common stock outstanding as of the close of business on July 25, 2008.  In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes. The Company will not issue fractional shares of its common stock upon the conversion of the notes. The Company will pay the cash value of such fractional shares based upon the closing sale price of its common stock on the trading day immediately prior to the conversion date.

(1)

Siu Min Wong has sole voting and investment power with respect to all securities beneficially owned by the selling securityholder.

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The date of this Prospectus Supplement is August 18, 2008.